Exhibit 2.1

STOCK PURCHASE AGREEMENT

among

11 GOOD ENERGY, INC.

and

11 GOOD’S ENERGY, LTD,

AARON R. HARNAR

and

SUSAN K. LIVENGOOD

JUNE 22, 2007

i

4.28	Investment Intent
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER		29
5.1	Organization and Authority	29
5.2	No Conflicts	29
5.3	Litigation	29
5.4	No Brokers’ Fees	29
5.5	Investment Intent	29

ARTICLE VI PRE-CLOSING COVENANTS		30
6.1	Best Efforts	30
6.2	Approvals and Consents	30
6.3	Operation of Business	30
6.4	Full Access	31
6.5	Notice of Developments	31
6.6	Exclusivity	31
6.7	Confidentiality, Press Releases and Public Announcements	31
ARTICLE VII CLOSING CONDITIONS		32
7.1	Conditions to the Buyer’s Obligations	32
7.2	Conditions to the Sellers’ Obligations	35
ARTICLE VIII TERMINATION		35
8.1	Termination Events	36
8.2	Effect of Termination	36
ARTICLE IX POST-CLOSING COVENANTS		36
9.1	Litigation Support	36
9.2	Transition	36
9.3	Confidentiality	37
ARTICLE X INDEMNIFICATION		37
10.1	Indemnification by the Sellers	37
10.2	Indemnification by the Buyer	38
10.3	Survival and Time Limitations	38
10.4	Limitations on Indemnification by the Sellers	39
10.5	Claims Against the Companies	39
10.6	Manner of Payment	39
10.7	Third-Party Claims	39
10.8	Other Indemnification Matters	41
10.9	Exclusive Remedy	41
ARTICLE XI TAX MATTERS		41
11.1	Tax Periods Ending on or Before the Closing Date	41
11.2	Tax Periods Beginning Before and Ending After the Closing Date	42
11.3	Cooperation on Tax Matters	42
11.4	Certain Taxes	42
ARTICLE XII MISCELLANEOUS		43
12.1	Further Assurances	43

12.2	No Third-Party Beneficiaries	43
12.3	Entire Agreement	43
12.4	Successors and Assigns	43
12.5	Counterparts	43
12.6	Notices	43
12.7	JURISDICTION; SERVICE OF PROCESS	44
12.8	Governing Law	45
12.9	Amendments and Waivers	45
12.10	Severability	45
12.11	Expenses	45
12.12	Construction	45
12.13	Specific Performance	46
12.14	Time Is of the Essence	46
12.15	Sellers’ Representative	46

EXHIBITS
A	Employment Agreements
B	Escrow Agreement
C	Noncompete Agreements
D	Consulting Agreement

SCHEDULES

3.2	Share Ownership
4.1	Organization
4.2	Capitalization
4.5	Financial Statements
4.6	Certain Changes
4.7	Undisclosed Liabilities
4.8	Exceptions to Title
4.9	Tangible Personal Property
4.10	Accounts Receivable
4.12(a)	Owned Real Property
4.12(b)	Leased Real Property
4.12(c)	Real Property Compliance
4.13	Material Contracts
4.14(c)	Owned Intellectual Property
4.14(d)	Licensed Intellectual Property
4.15	Tax Returns, Audits and Elections
4.16(a)	Compliance with Law
4.16(b)	Permits
4.18	Standard Sales Terms
4.19	Environmental
4.20	Employees
4.21	Employee Benefit Plans
4.22	Customers and Suppliers

4.23	Related Persons Transactions
4.24	Capital Expenditures
4.25	Insurance
6.8	Closing Balance Sheet Schedule
10.1	Indemnification

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of June 22, 2007, by 11 Good Energy, Inc., a Delaware corporation (the “Buyer”), Aaron R. Harnar (“Harnar”) and Susan K. Livengood (“S. Livengood”) (collectively, the “Sellers”), and 11 Good’s Energy, Ltd., an Ohio limited liability company (the “Target”).

STATEMENT OF PURPOSE

The Sellers collectively own all of the Units of Membership Interests of the Target. The Buyer has agreed to purchase from the Sellers, and the Sellers have agreed to sell to the Buyer, all of the Units of Membership Interests of the Target for the consideration and on the terms and subject to the conditions set forth in this Agreement.

ARTICLE I

DEFINITIONS

“A/P Amount” is defined in Section 2.2(b).

“Accounts Receivable” means all trade and other accounts receivable and other Indebtedness owing to any Company.

“Active Employees” means all employees employed by any Company, including employees on temporary leave of absence, including family medical leave, military leave, disability leave or sick leave.

“Acquisition Proposal” is defined in Section 6.6.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. The term “control” means (a) the possession, directly or indirectly, of the power to vote 10% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise, or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Agreement” is defined in the opening paragraph.

“Assets” is defined in Section 4.8.

“Balance Sheet” means the unaudited balance sheet of the Company as at December 31, 2006, and any applicable notes thereto, all of which are attached to Schedule 4.5.

“Balance Sheet Date” means the date of the Balance Sheet.

“Basket” is defined in Section 10.4.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in the State of Ohio.

“Buyer” is defined in the opening paragraph.

“Closing” is defined in Section 2.1.

“Closing Balance Sheet” means a consolidated balance sheet of the Companies as of the Closing Date an prepared in accordance with GAAP (as in effect on the date hereof) and, to the extent consistent with GAAP (as in effect on the date hereof), in a manner consistent with the Interim Balance Sheet, except as disclosed on Schedule 6.8.

“Closing Date” is defined in Section 2.1.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code § 4980B.

“Code” means the Internal Revenue Code of 1986.

“Company” means the Target, any Subsidiary or to the extent relevant to the Liabilities of the Target or any Subsidiary, any predecessor of the Target or any Subsidiary.

“Confidential Information” means information concerning the businesses or affairs of any Company, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors or employees, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other Intellectual Property, devices, samples, plans, drawings and specifications, photographs and digital images, computer software and programming, all other confidential information and materials relating to the businesses or affairs of such Company, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for such Company containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by such Company.

“Consent” means any consent, approval, authorization, permission or waiver.

“Consulting Agreement” means the consulting agreement with Clayton R. Livengood in the form as Exhibit D.

“Contract” means any contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement, whether written or oral and whether express or implied, together with all amendments and other modifications thereto.

“Employee Benefit Plan” means any (a) qualified or nonqualified Employee Pension Benefit Plan (including any Multiemployer Plan) or deferred compensation or retirement plan or arrangement, (b) Employee Welfare Benefit Plan or (c) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation or restricted stock plan) or material fringe benefit or other retirement, severance, bonus, profit-sharing or incentive plan or arrangement.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA § 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA § 3(1).

“Employment Agreements” means the Employment Agreement with Aaron R. Harnar in the form of Exhibit A.

“Encumbrance” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse or other claim, community property interest, condition, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant, zoning or other restriction of any kind or nature.

“Environmental Law” means any Law relating to the environment, health or safety, including any Law relating to the presence, use, production, generation, handling, management, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any material, substance or waste limited or regulated by any Governmental Body.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Financial Statements” is defined in Section 4.5.

“Funded Debt” means all obligations of the Companies for borrowed money, all interest-bearing obligations of the Companies, and all obligations of the Companies evidenced by bonds, notes, debentures or other similar instruments, in each case as of the Closing Date.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants and, unless otherwise specified, as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Governmental Body” means any federal, state, local, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substance” means any material, substance or waste that is limited or regulated by any Governmental Body or, even if not so limited or regulated, could pose a hazard to the health or safety of the occupants of the Real Property or adjacent properties or any property or facility formerly owned, leased or used by any Company. The term includes asbestos, polychlorinated biphenyls, petroleum products and all materials, substances and wastes regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means as to any Person at any time: (a) obligations of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including all obligations under noncompete, consulting or similar arrangements), except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established on the financial statements of such Person; (d) capitalized lease obligations of such Person; (e) indebtedness or other obligations of others guaranteed by such Person; (f) obligations secured by an Encumbrance existing on any property or asset owned by such Person; (g) reimbursement obligations of such Person relating to letters of credit, bankers’ acceptances, surety or other bonds or similar instruments; (h) Liabilities of such Person relating to unfunded, vested benefits under any Employee Benefit Plan (excluding obligations to deliver stock pursuant to stock options or stock ownership plans); and (i) net payment obligations incurred by such Person pursuant to any hedging agreement.

“Indemnified Party” is defined in Section 10.7.

“Indemnifying Party” is defined in Section 10.7.

“Insurance Policies” is defined in Section 4.25.

“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) computer software (including data and related documentation); (g) other proprietary rights; and (h) copies and tangible embodiments (in whatever form or medium) of any of the foregoing (with the Technology being included in the meaning of items (a) and (f).

“Interim Balance Sheet” is defined in Section 4.5.

“Interim Balance Sheet Date” means the date of the Interim Balance Sheet.

“Inventory” means all inventories of any Company wherever located, including raw materials, goods consigned to vendors or subcontractors, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment and inventory on consignment.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) actual knowledge or (b) knowledge that would be expected to be obtained after a reasonably comprehensive investigation concerning the matter at issue. Each Company and each Seller that is not an individual will be deemed to have Knowledge of a matter if any Affiliate of such Person or any employee of such Person with responsibility for such matter has, or at any time had, Knowledge of such matter.

“Law” means any federal, state, local, foreign or other law, statute, ordinance, regulation, rule, regulatory or administrative guidance, Order, constitution, treaty, principle of common law or other restriction of any Governmental Body.

“Lease” is defined in Section 4.12.

“Leased Real Property” is defined in Section 4.12.

“Liability” means any liability, obligation, Indebtedness or commitment of any kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” is defined in Section 4.14.

“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost (including any opportunity cost), settlement payment, Liability, Tax, Encumbrance, diminution of value, expense, fee, court costs or reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any material adverse effect on the businesses, operations, properties, assets, Liabilities, condition (financial or otherwise) or prospects of the Companies taken as a whole.

“Material Contract” is defined in Section 4.13.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Noncompete Agreement” means the Non-Competition, Non-Disclosure and Non-Solicitation Agreement executed by Harnar, S. Livengood and Clayton Livengood in the form of Exhibit C.

“Operating Agreement” means the Operating Agreement of Seller dated February 4, 2006 and between S. Livengood and Harnar as its members.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws and Operating Agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Owned Real Property” is defined in Section 4.12.

“Party” means the Buyer, the Target or any Seller.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, license or Consent issued by any Governmental Body or pursuant to any Law.

“Permitted Encumbrance” means (a) any mechanic’s, materialmen’s or similar statutory lien incurred in the ordinary course of business for monies not yet due, (b) any lien for Taxes not yet due, (c) any purchase money lien or lien securing rental payments under capital lease arrangements to the extent related to the assets purchased or leased and (d) any recorded easement, covenant, zoning or other restriction on the Real Property that, together with all other Permitted Encumbrances, does not prohibit or impair the current use, occupancy, value, or marketability of title of the property subject thereto.

“Person” means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, labor union, Governmental Body or other entity.

“Proceeding” means any proceeding, charge, complaint, claim, demand, notice, action, suit, litigation, hearing, audit, investigation, arbitration or mediation (in each case, whether civil, criminal, administrative, investigative or informal) commenced, conducted, heard or pending by or before any Governmental Body, arbitrator or mediator.

“Purchase Price” is defined in Section 2.2(a).

“Real Property” is defined in Section 4.12.

“Related Person” means (a) with respect to a specified individual, any member of such individual’s Family and any Affiliate of any member of such individual’s Family, and (b) with respect to a specified Person other than an individual, any Affiliate of such Person and any member of the Family of any such Affiliates that are individuals. The “Family” of a specified individual means the individual, such individual’s spouse and former spouses, any other individual who is related to the specified individual or such individual’s spouse or former spouse within the third degree, and any other individual who resides with the specified individual. No Company will be deemed to be a Related Person of any Seller or of any other Company.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Securities Act” means the Securities Act of 1933.

“Sellers” is defined in the opening paragraph.

“Sellers’ Representative” is defined in Section 12.15(a).

“Share” means any issued and outstanding share of common stock, par value $.0001per share, of the Buyer.

“Stockholders Agreement” means the Stockholders agreement by and among the stockholders in the form as Exhibit E.

“Subsidiary” means any corporation or other entity with respect to which the Target and its other Subsidiaries collectively own, directly or indirectly, at least 50% of the common stock or other equity or profits interests or have the power, directly or indirectly, to elect a majority of the members of the board of directors or comparable governing body.

“Tangible Personal Property” is defined in Section 4.9.

“Target” is defined in the opening paragraph.

“Tax” means any federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, general service, alternative or add-on minimum, estimated or other tax of any kind whatsoever, however denominated, and will include any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any form, schedule or attachment thereto and any amendment or supplement thereof.

“Technology” means the intellectual property rights related to the process and composition used to create a bio-diesel fuel that can be blended and used as a diesel fuel (e.g., B-5).

“Third-Party Claim” is defined in Section 10.7(a).

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Noncompete Agreements, the Employment Agreements, the Consulting Agreement and all other written agreements, documents and certificates contemplated by any of the foregoing documents.

“Units of Membership Interests” means any issued and outstanding Units of Membership Interests of Seller as defined in the Operating Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES

2.1          Sale and Purchase of Units of Membership Interests.

(a)          Subject to the terms and conditions of this Agreement, the Buyer will purchase from each Seller, and each Seller will sell and deliver to the Buyer, all of the Units of Membership Interests owned by each Seller for the consideration specified below.

(b)          The consummation of the Transactions to be performed on the Closing Date (the “Closing”) will take place at the offices of Roetzel & Andress, Akron, Ohio, commencing at 10:00 a.m. local time on the later of (i) July 19, 2007, or (ii) the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions to be performed on the Closing Date (other than conditions with respect to actions the Parties will take at the Closing) or (iii) such other date as the Buyer and the Sellers’ Representative may mutually determine (the “Closing Date”).

2.2          Purchase Price.

(a)          The total amount paid to Sellers (collectively) for the Units of Membership Interests will be 285,714 Shares and $95,000 paid to Harnar and 1,218,000 Shares and $405,000 paid to S. Livengood (it being understood that the aggregate of 1,503,714 Shares and $500,000 in total cash shall collectively be referred to as the “Share Amount” and the “Cash Amount”, respectively, and all together collectively as the “Purchase Price”. As a result of Sellers receiving the Share Amount, as of the Closing Date, Sellers shall own approximately the following percentage of the issued and outstanding 14,285,714 shares of the common stock of Buyer: (i) S. Livengood – 8.5% and (ii) Harnar – 2.0%. Pursuant to a separate Consulting Agreement as set forth in Exhibit D, Clayton Livengood shall own on the Closing Date, 2,278,000 shares of common stock or approximately 19.5% of the outstanding shares of common stock.

(b)          Buyer shall also pay (on behalf of and as a capital contribution to the Target), the amount necessary to satisfy all of the Liabilities of the Target listed on the Financial Statements of the Target listed on the Closing Balance Sheet (the “A/P Amount”) up to a maximum of $185,000, it being understood that any Liabilities above $185,000 is subject to the written approval of the Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each Seller severally represents and warrants as follows

3.1          Organization and Authority. If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Such Seller has full power, authority and legal capacity to execute and deliver the Transaction Documents to which such Seller is a party and to perform such Seller’s obligations thereunder. If such Seller is not an individual, the execution and delivery by such Seller of each Transaction Document to which it is a party and the performance by such Seller of the Transactions have been duly approved by the board of directors or comparable governing body of such Seller and, if required by Law, the equity holders of such Seller. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of this Agreement. Upon the execution and delivery by such Seller of each Transaction Document to which such Seller is a party, such Transaction Document will constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with the terms of such Transaction Document.

3.2          Share Ownership. Such Seller owns of record and beneficially the number of Units of Membership Interests set forth next to such Seller’s name in Schedule 3.2, free and clear of any Encumbrance or restriction on transfer (other than any restriction under any securities Law and restrictions listed on Schedule 3.2 that will be terminated before the Closing). Except as set forth on Schedule 3.2 and in the Operating Agreement, such Seller is not a party to: (a) any option, warrant, purchase right, right of first refusal, call, put or other Contract (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Units of Membership Interests or (b) any voting trust, proxy or other Contract relating to the voting of any Units of Membership Interests.

3.3          No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which such Seller or any of such Seller’s Units of Membership Interests is subject; (b) if such Seller is not an individual, violate any Organizational Document of such Seller; (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s Units of Membership Interests is subject or the performance of which is guaranteed by such Seller; or (d) result in the imposition of any Encumbrance on any of such Seller’s Units of Membership Interests. Other than HSR Act filings and compliance with the terms of the Operating Agreement, such Seller need not notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

3.4          Litigation. There is no Proceeding pending or, to the Knowledge of such Seller, threatened or anticipated against such Seller relating to or affecting the Transactions.

3.5          No Brokers’ Fees. Such Seller has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions to be performed on or before the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

The Sellers and the Target jointly and severally represent and warrant as follows:

4.1          Organization, Qualification and Corporate Power. Schedule 4.1 sets forth each Company’s jurisdiction of incorporation, the other jurisdictions in which it is qualified to do business, and its directors and officers. Each Company is a limited liability company or corporation (as the case may be) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Company is duly qualified to do business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Company has full limited liability company or corporate power (as the case may be) and authority to conduct the businesses in which it is engaged, to own and use the properties and assets that it purports to own or use and to perform its obligations. The Target has delivered to the Buyer correct and complete copies of the Organizational Documents of each Company. No Company is in violation of any of its Organizational Documents. The minute books, the stock certificate books and the stock ledger of each Company, in each case as delivered or made available to the Buyer, are correct and complete.

4.2          Capitalization. The Operating Agreement accurately describes the Units of Membership Interests of each Seller. Target has no subsidiaries. Except as set forth on Schedule 4.2, there are no outstanding securities convertible or exchangeable into Units of Membership Interests of the Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem the equity of the Company. There is no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. No Company has violated any securities Law in connection with the offer, sale or issuance of any of its capital stock or other equity or debt securities. There are no voting trusts, proxies or other Contracts relating to the voting of the Units of Membership Interests of any Company.

4.3          Authority. The Target has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Target have been duly authorized by all requisite corporate action on its part. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable against the Target in accordance with the terms of this Agreement.

4.4          No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which any Company or any asset owned or used by any Company is subject; (b) violate any Permit of any Company or give any Governmental Body the right to terminate, revoke, suspend or modify any Permit of any Company; (c) violate any Organizational

Document of any Company; (d) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which any Company is a party or by which any Company is bound or to which any asset of any Company is subject or under which any Company has any rights or the performance of which is guaranteed by any Company; (e) cause the Buyer or any Company to have any Liability for any Tax; or (f) result in the imposition of any Encumbrance upon any asset owned or used by any Company. No Company needs to notify, make any filing with, or obtain any Consent of any Person in order to perform the Transactions.

4.5          Financial Statements.

(a)          Attached to Schedule 4.5 are the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheet of the Company as of December 31, 2006 and statements of Income Changes in Partners’ Capital and cash flow for the period February 4, 2006 through December 31, 2006, together with the notes thereto; and (ii) an unaudited, consolidated balance sheet (the “Interim Balance Sheet”) of the Company as of May 31, 2007, and statements of income, changes in stockholders’ equity, and cash flow for the five-month period then ended. The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Company as of and for their respective dates; provided, however, that the interim financial statements described in clause (ii) above are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, materially adverse) and lack notes (which, if presented, would not differ materially from the notes accompanying the December 31, 2006 Balance Sheet).

(b)          Each Company’s books and records (including all financial records, business records, customer lists, and records pertaining to products or services delivered to customers) (i) are complete and correct in all material respects and all transactions to which such Company is or has been a party are accurately reflected therein in all material respects on an accrual basis, (ii) reflect all discounts, returns and allowances granted by such Company with respect to the periods covered thereby, (iii) have been maintained in accordance with customary and sound business practices in such Company’s industry, (iv) form the basis for the Financial Statements and (v) reflect in all material respects the assets, liabilities, financial position, results of operations and cash flows of such Company on an accrual basis. All computer-generated reports and other computer output included in such Company’s books and records are complete and correct in all material respects and were prepared in accordance with sound business practices based upon authentic data. Such Company’s management information systems are adequate for the preservation of relevant information and the preparation of accurate reports.

4.6          Absence of Certain Changes. Except as set forth on Schedule 4.6, since the Balance Sheet Date:

(a)          no Company has sold, leased, transferred or assigned any asset, other than for fair consideration in the ordinary course of business;

(b)          no Company has experienced any damage, destruction or loss (whether or not covered by insurance) to its property or assets in excess of $5,000;

(c)          no Company has entered into any Contract (or series of related Contracts) involving the payment or receipt of more than $5,000 or that cannot be terminated without penalty on less than six months notice and no Person has accelerated, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $5,000 to which any Company is a party or by which any of them or any of their assets is bound;

(d)          no Encumbrance (other than any Permitted Encumbrance) has been imposed upon any asset of any Company;

(e)          no Company has made any capital expenditure (or series of related capital expenditures) involving more than $5,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions) involving more than $5,000;

(f)           no Company has issued, created, incurred or assumed any Indebtedness (or series of related Indebtedness) involving more than $5,000 in the aggregate or delayed or postponed the payment of accounts payable or other Liabilities beyond the original due date;

(g)          no Company has canceled, compromised, waived or released any right or claim (or series of related rights or claims) or any Indebtedness (or series of related Indebtedness) owed to it, in any case involving more than $5,000;

(h)          no Company has issued, sold or otherwise disposed of any of its Units of Membership Interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any of its Units of Membership Interests or declared, set aside, made or paid any dividend or distribution with respect to its Units of Membership Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any Units of Membership Interests of any Company or amended any of its Organizational Documents;

(i)           no Company has (i) conducted its businesses outside the ordinary course of business consistent with past practices, (ii) made any loan to, or entered into any other transaction with, any of its directors, officers or employees on terms that would not have resulted from an arms-length transaction, (iii) entered into any employment Contract or modified the terms of any existing employment Contract, (iv) granted any increase in the base compensation of any of its directors, officers or, except in the ordinary course of business, employees or (v) adopted, amended, modified or terminated any Employee Benefit Plan or other Contract for the benefit of any of its directors, officers or employees;

(j)           no Company has (i) made or rescinded a material Tax election affecting any Company, (ii) settled any Tax Liability affecting any Company, (iii) filed any Tax Return of any Company, or (iv) made a material change in any fiscal or Tax method of accounting or accounting practice used by any Company except as required by law (which change in method of accounting or accounting practice is not disclosed in writing to the Buyer);

(k)          there has not been any Proceeding commenced nor, to the Knowledge of any Company, threatened or anticipated relating to or affecting any Company or its businesses or any asset owned or used by it;

(l)           there has not been (i) any loss of any material customer, distribution channel, sales location or source of supply of raw materials, Inventory, utilities or contract services or the receipt of any notice that such a loss may be pending, (ii) any occurrence, event or incident related to any Company outside of the ordinary course of business or (iii) any material adverse change in the businesses, operations, properties, prospects, assets, Liabilities or condition (financial or otherwise) of any Company and no event has occurred or circumstance exists that may result in any such material adverse change; and

(m)           no Company has agreed or committed to any of the foregoing.

4.7          No Undisclosed Liabilities. Except as set forth on Schedule 4.7, no Company has any Liability (and no basis exists for any Liability), except for (a) Liabilities under executory Contracts that are either listed on Schedule 4.13 or are not required to be listed thereon, excluding Liabilities for any breach of any executory Contract, (b) Liabilities to the extent reflected or reserved against on the Interim Balance Sheet and (c) current Liabilities incurred in the ordinary course of business since the Interim Balance Sheet Date (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Law).

4.8          Title to and Sufficiency of Assets. Except as set forth on Schedule 4.8, the Companies have good and marketable title to, or a valid leasehold interest in, every property or asset used by any of them, located on any of their premises, purported to be owned by any of them, or shown on the Interim Balance Sheet or acquired by any Company after the Interim Balance Sheet Date (the “Assets”), free and clear of any Encumbrances except Permitted Encumbrances, except for properties and assets disposed of in the ordinary course of business consistent with past practices since the Interim Balance Sheet Date. The Assets include all tangible and intangible property and assets necessary for the continued conduct of the Companies’ businesses after the Closing in the same manner as conducted prior to the Closing.

4.9          Tangible Personal Property; Condition of Assets. Schedule 4.9 lists all storage tanks, plant property, machinery, equipment, parts, tools, fixtures, furniture, office equipment, computer hardware, supplies, motor vehicles, fork-lift trucks and other rolling stock and other items of tangible personal property (other than Inventory) (the “Tangible Personal Property”) that has a net book value in excess of $1,000. To Seller’s Knowledge, the storage tanks, buildings, plants, structures, Tangible Personal Property and other tangible assets that are owned or leased by any Company are structurally sound, free from material defects, in good operating condition and repair and adequate for the uses to which they are being put. To Seller’s Knowledge, none of such storage tanks, buildings, plants, structures, Tangible Personal Property or other tangible assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost to such building, plant, structure, Tangible Personal Property or other tangible asset. All of the tangible assets owned or leased by any Company are located on the Real Property.

4.10       Accounts Receivable. All Accounts Receivable represent or will represent valid obligations arising from products and/or services actually sold by the Companies in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are and will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Companies as of the Closing Date, respectively. The foregoing reserves are or will be adequate and calculated consistent with past practices. There is no contest, claim, or right to set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 4.10 contains a list of all Accounts Receivable as of the Interim Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.

4.11       Inventory. The Inventory, which includes work in progress inventory and finished goods inventory, consists of a quality and quantity usable for its intended purpose and salable in the ordinary course of business consistent with past practices, except for slow-moving and obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the accounting records of the Companies. All Inventory not written off has been valued at the lower of cost or market value. The quantities of each type of Inventory are reasonable in the present circumstances of each Company and are not materially more or less than normal Inventory levels necessary to conduct the businesses of each Company in the ordinary course consistent with past practices. All of the Inventory is located at the Companies’ facilities.

4.12       Real Property. The Inventory, which includes work in progress inventory and finished goods inventory, consists of a quality and quantity usable for its intended purpose and salable in the o

(a)          Schedule 4.12(a) lists all of the real property and interests therein owned by any Company (with all easements and other rights appurtenant to such property, the “Owned Real Property”) and, relative to each such property or interest, the Company that owns it. Except as set forth on Schedule 4.12(a), the Companies have good and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrances, except Permitted Encumbrances. No Company is a lessor of any parcel of Owned Real Property or any portion thereof or interest therein.

(b)          Schedule 4.12(b) lists all of the real property and interests therein leased, subleased or otherwise occupied or used by any Company (with all easements and other rights appurtenant to such property, the “Leased Real Property”). For each item of Leased Real Property, Schedule 4.12(b) also lists the lessor, the lessee, the lease term, the lease rate, and the lease, sublease, or other Contract pursuant to which the applicable Company holds a possessory interest in the Leased Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”). Except as set forth on Schedule 4.12(b), the leasehold interest of a Company with respect to each item of Leased Real Property is free and clear of any Encumbrances, except Permitted Encumbrances. No Company is a sublessor of, or has assigned any lease covering, any item of Leased Real Property. Leasing commissions or other brokerage fees due from or payable by any Company with respect to any Lease have been paid in full.

(c)          The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all interests in real property currently used in connection with the businesses of the Companies. The Real Property is not subject to any rights of way, building use restrictions, title exceptions, variances, reservations or limitations of any kind or nature, except (i) those that in the aggregate do not impair the current use, occupancy, value or marketability of title to the Real Property, (ii) as set forth in Schedule 4.12(c) and (iii) with respect to each item of Leased Real Property, as set forth in the Lease relating to such item. All buildings, plants, structures and other improvements owned or used by any Company lie wholly within the boundaries of the Real Property and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person. Except as set forth in Schedule 4.12(c), the Real Property complies with all Laws, including zoning requirements, and no Company has received any notifications from any Governmental Body or insurance company recommending improvements to the Real Property or any other actions relative to the Real Property. The Target has delivered to the Buyer a copy of each deed and other instrument (as recorded) by which any Company acquired any Real Property and a copy of each title insurance policy, opinion, abstract, survey and appraisal relating to any Real Property. No Company is a party to or bound by any Contract (including any option) for the purchase or sale of any real estate interest or any Contract for the lease to or from any Company of any real estate interest not currently in possession of any Company.

4.13          Contracts.

(a)          Schedule 4.13 lists the following Contracts to which any Company is a party or by which any Company is bound or to which any asset of any Company is subject or under which any Company has any rights or the performance of which is guaranteed by any Company (collectively, with the Leases, Licenses and Insurance Policies, the ”Material Contracts”): (i) each Contract (or series of related Contracts) that involves delivery or receipt of products or services of an amount or value in excess of $1,000 or that involves expenditures or receipts in excess of $1,000; (ii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with terms of less than one year), including each Lease and License; (iii) each licensing agreement or other Contract with respect to Intellectual Property, including any agreement with any current or former employee, consultant or contractor regarding the appropriation or non-disclosure of any Intellectual Property; (iv) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees; (v) each joint venture, partnership or

Contract involving a sharing of profits, losses, costs or Liabilities with any other Person; (vi) each Contract containing any covenant that purports to restrict the business activity of any Company or limit the freedom of any Company to engage in any line of business or to compete with any Person; (vii) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (viii) each power of attorney; (ix) each Contract entered into other than in the ordinary course of business that contains or provides for an express undertaking by any Company to be responsible for consequential, incidental or punitive damages; (x) each Contract (or series of related Contracts) for capital expenditures in excess of $1,000; (xi) each written warranty, guaranty or other similar undertaking with respect to contractual performance other than in the ordinary course of business; (xii) each Contract for Indebtedness; (xiii) each employment or consulting Contract; (xiv) each Contract to which any Seller or any Related Person of any Seller or of any Company is a party or otherwise has any rights, obligations or interests; and (xv) each Contract not terminable without penalty on less than one month notice.

(b)          The Target has delivered to the Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each other Material Contract. Each Material Contract, with respect to the Companies, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. Each Material Contract, with respect to the other parties to such Material Contract, to the Knowledge of any Company, is legal, valid, binding, enforceable, in full force and effect and will continue to be so on identical terms following the Closing Date. No Company is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. To the Knowledge of any Company, no other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under any Material Contract. No party to any Material Contract has repudiated any provision of any Material Contract.

4.14          Intellectual Property.

(a)          Each Company owns or has the right to use all Intellectual Property necessary or prudent for the operation of the business of such Company as presently conducted. Each item of Intellectual Property owned, licensed or used by any Company immediately prior to the Closing will be owned, licensed or available for use by such Company on identical terms and conditions immediately following the Closing. Each Company has taken all necessary and prudent action to maintain and protect each item of Intellectual Property that it owns, licenses or uses. Each item of Intellectual Property owned, licensed or used by any Company is valid and enforceable and otherwise fully complies with all Laws applicable to the enforceability thereof.

(b)          No Company has violated or infringed upon or otherwise come into conflict with any Intellectual Property of third parties, and no Company has received any notice alleging any such violation, infringement or other conflict. To the Knowledge of any Company, no third party has infringed upon or otherwise come into conflict with any Intellectual Property of any Company.

(c)          Schedule 4.14(c) identifies each patent or registration (including copyright, trademark and servicemark) that has been issued to any Company (whether active and in force or abandoned, lapsed, canceled or expired) with respect to any of its Intellectual Property, identifies each patent application or application for registration (whether pending, abandoned, lapsed, canceled or expired) that any Company has made with respect to any of its Intellectual Property, and identifies each license, agreement or other permission that any Company has granted to any third party (whether active and in force or terminated, canceled or expired) with respect to any of its Intellectual Property. The Target has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (or, if oral, written summaries thereof) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.14(c) also identifies each trade name or unregistered trademark or service mark owned by any Company and each proprietary manufacturing process. With respect to each item of Intellectual Property required to be identified in Schedule 4.14(c) and except as expressly set forth on Schedule 4.14(c): (i) the Companies possess all right, title and interest in and to the item, free and clear of any Encumbrance; (ii) the item is not subject to any Order; (i) no Proceeding is pending or, to the Knowledge of any Company, is threatened or anticipated that challenges the legality, validity, enforceability, use or ownership of the item; and (iii) no Company has agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

(d)          Schedule 4.14(d) identifies each item of Intellectual Property that any Person other than a Company owns and that any Company uses pursuant to license, agreement or permission (a “License”). With respect to each item of Intellectual Property required to be identified in Schedule 4.14(d): (i) to the Knowledge of any Company, such item is not subject to any Order; (ii) to the Knowledge of any Company, no Proceeding is pending or is threatened or anticipated that challenges the legality, validity or enforceability of such item; and (iii) no Company has granted any sublicense or similar right with respect to the License relating to such item.

4.15          Tax.

(a)          Each Company has timely filed with the appropriate Governmental Body all Tax Returns that such Company is required to have filed. All Tax Returns filed by each Company are true, correct and complete in all respects. All Taxes owed (or to be remitted) by any Company (whether or not shown on any Tax Return) have been paid to the proper Governmental Body. No claim has been made by any Governmental Body in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to the payment, collection or remittance of any Tax of that jurisdiction or is otherwise subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Companies that arose in connection with, or otherwise relate to, any failure (or alleged failure) to pay any Tax. Schedule 4.5 (i) contains a list of all states, territories and other jurisdictions (whether domestic or foreign) in which any Company has filed a Tax Return at any time during the six-year period ending on the date hereof, (ii) identifies those Tax Returns that have been audited, (iii) identifies those Tax Returns that currently are the subject of audit, (iv) lists all rulings and similar determinations with respect to Taxes requested or received by any Company or Seller relating to any Company, (v) identifies those Tax Returns that are due to be filed within 90 days after the date hereof and (vi) contains a complete and accurate description of all material elections relating to Taxes that were made by or on behalf of any Company. The Target has delivered or made available to the Buyer true, correct and complete copies of all Tax Returns filed by, and all examination reports, and statements of deficiencies assessed against or agreed to by, any Company during the six-year period ending on the date hereof.

(b)          Each Company has withheld or collected, and paid to the proper Governmental Body, all Taxes required to have been withheld or collected and remitted, and complied with all information reporting and back-up withholding requirements, and has maintained all required records with respect thereto, in connection with amounts paid or owing to any employee, customer, creditor, stockholder, independent contractor, or other third party.

(c)          There is no basis for any Governmental Body to, and no Seller or director or officer (or employee responsible for Tax matters) of any Company expects any Governmental Body to, assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability for Taxes paid, collected or remitted by any Company either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any Seller or Company has Knowledge.

(d)          No Company has waived any statute or period of limitations with respect to any Tax or agreed, or been requested by any Governmental Body to agree, to any extension of time with respect to any Tax. No extension of time within which to file any Tax Return of any Company has been requested, granted or currently is in effect.

(e)          No Company has filed a consent under Code § 341(f), as in effect prior to the Jobs and Growth Tax Reconciliation Act of 2003, concerning collapsible corporations. No Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code § 280G or Code § 162(m). No Company has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Each Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. No Company is a party to any Tax allocation, sharing, reimbursement or similar agreement. No Company has been a member of any “affiliated group” as defined in Code § 1504(a) (or any similar group defined under a similar provision of state, local or foreign Law) filing a consolidated federal, state, local or foreign income Tax Return (other than a group the common parent of which was the Target). No Company has any Liability for Taxes of any Person (other than any

Company) under Treasury Regulation § 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by Contract, or otherwise. No Company has participated in an international boycott within the meaning of Code § 999. No Company has agreed, or is required to make, any adjustments under Code § 481(a) by reason of a change in method of accounting or otherwise. No asset of any Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of § 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or (ii) constitutes “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Code § 168. No Company has been a “distributing company” within the meaning of Code § 355(c)(2) with respect to a transaction described in Code § 355 within the six-year period ending on the date hereof. No Company has made, or is bound by, any election under Code § 197 or 1361.

(f)           The unpaid Taxes of the Companies (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns.

(g)          No Company has, directly or indirectly, participated in any transaction (including, the transactions contemplated by this Agreement) that would constitute (i) a “reportable transaction” or “listed transaction” as defined in Treasury Regulation § 1.6011-4 or (ii) a “tax shelter” as defined in Code § 6111 and the Treasury Regulations thereunder.

(h)          The execution and delivery of this Agreement and the performance of the Transactions will not cause the Buyer or any Company to have any Liability for any Tax.

4.16       Legal Compliance. Except as set forth on Schedule 4.16(a), each Company is, and since February 4, 2006 has been, in compliance in all material respects with all applicable Laws and Permits. Except as set forth on Schedule 4.16(a), no Proceeding is pending, nor has been filed or commenced, against any Company alleging any failure to comply with any applicable Law or Permit. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Company of any Law or Permit. No Company has received any notice or other communication from any Person regarding any actual, alleged or potential violation by any Company of any Law or Permit or any cancellation, termination or failure to renew any Permit held by any Company. Schedule 4.16(b) contains a complete and accurate list of each Permit held by any Company or that otherwise relates to the business of, or any asset owned or used by, any Company. Each listed Permit is valid and in full force and effect. Each listed Permit is renewable for no more than a nominal fee and, to the Knowledge of any Company, there is no reason why such Permit will not be renewed. The Permits listed on Schedule 4.16(b) constitute all of the Permits necessary to allow each

Company to lawfully conduct and operate its businesses as currently conducted and operated and to own and use its assets as currently owned and used.

4.17       Litigation. There is no Proceeding pending or, to the Knowledge of any Company, threatened or anticipated relating to or affecting (a) any Company or its businesses or any asset owned or used by it or (b) the Transactions. To the Knowledge of any Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. Also, there is no outstanding Order to which any Company or any asset owned or used by it is subject.

4.18       Product and Service Warranties. Each product manufactured, sold, leased or delivered and each service provided by any Company has been in conformity with all applicable contractual commitments and all express and implied warranties. No Company has had any Liability (and there is no basis for any present or future Proceeding against any Company that could give rise to any Liability) for replacement or repair of any such product or service or other damages in connection therewith, subject only to any reserve for warranty claims set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time in accordance with the past custom and practice of the Companies. No product manufactured, sold, leased or delivered or any service provided by any Company is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale or lease. Attached to Schedule 4.18 are copies of the standard terms and conditions of sale or lease for each of the Companies (containing applicable guaranty, warranty and indemnity provisions, products and/or services). No Company has had any Liability (and there is no basis for any present or future Proceeding against any Company that could give rise to any Liability) arising out of any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered or any service provided by any Company.

4.19       Environmental. Except as set forth on Schedule 4.19, each Company has complied and is in compliance with all Environmental Laws. Each Company has obtained and complied with, and is in compliance with, all Permits that are required pursuant to any Environmental Law for the occupation of its facilities and the operation of its businesses. All such required Permits are set forth on Schedule 4.16(b). No Company has received any written or oral notice, report or other information regarding any actual or alleged violation of any Environmental Law, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under any Environmental Law. Except as set forth on Schedule 4.19, none of the following exists at any property or facility currently owned or operated by any Company and none of the following existed at any property or facility previously owned or operated by any Company at or before the time the Company ceased to own or operate such property or facility: (a) underground storage tanks, (b) asbestos-containing material in any form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (d) landfills, surface impoundments or disposal areas. No Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would give rise to any Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Law. Neither this Agreement nor the Transactions will result in any Liability for site investigation or cleanup, or notification to or Consent of any Person, pursuant to any “transaction-triggered” or “responsible property transfer” Environmental Laws. No Company has, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person relating to any Environmental Law. No facts, events or conditions relating to the past or present facilities, properties or operations of any Company will prevent, hinder or limit continued compliance with any Environmental Law, give rise to any investigatory, remedial or corrective obligations pursuant to any Environmental Law, or give rise to any other Liabilities pursuant to any Environmental Law, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

4.20       Employees. Schedule 4.20 sets forth the name, job title, current rate of direct compensation, date of commencement of employment, any change in compensation since February 4, 2006 and sick and vacation leave that is accrued and unused with respect to each Active Employee whose rate of direct compensation (including wages, salaries and actual or anticipated bonuses), plus the annual value of other benefits not made available to the applicable Company’s other employees generally, either exceeded $20,000 during the previous calendar year or is reasonably likely to exceed $20,000 during the current calendar year (determined, for such purposes, without regard to the Transactions). No Company is or has been a party to or bound by any collective bargaining agreement. No Company has experienced any strike, slowdown, picketing, work stoppage, employee grievance process, claim of unfair labor practice or other collective bargaining dispute. There is no lockout of any employees by any Company, and no such action is contemplated by any Company. No Company has committed any unfair labor practice. To the Knowledge of any Company, (a) no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and (b) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any Company. To the Knowledge of any Company, no employee, officer or director of any Company is a party to or bound by any agreement that (i) could adversely affect the performance of his or her duties as an employee, officer or director other than for the benefit of the Companies, (ii) could adversely affect the ability of any Company to conduct its businesses, (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of the Companies or (iv) requires him or her to transfer, assign or disclose information concerning his or her work to anyone other than any Company. To the Knowledge of any Company, no employee of any Company has any plans to terminate employment with any Company.

4.21       Employee Benefits.

(a)          Schedule 4.21 lists each Employee Benefit Plan that any Company maintains or to which any Company contributes, has any obligation to contribute or has any other Liability.

(i)           Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code and other applicable Laws.

(ii)          All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1s and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii)        All contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Companies. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iv)         Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code § 401(a), has received a favorable determination letter from the IRS that it is such a “qualified plan,” and, to the Knowledge of any Company, there are no facts or circumstances that could result in the revocation of such determination letter.

(v)          The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating under the standard termination procedures of ERISA § 4041 on the date for determination.

(vi)         No Company has any commitment, intention or understanding to modify or terminate any such Employee Benefit Plan.

(vii)       The execution of the Transaction Documents and the performance of the Transactions will not constitute a triggering event under any such Employee Benefit Plan that (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, “parachute payment” (as defined in Code § 280G), acceleration, vesting or increase in benefits to any employee, former employee or director of any Company.

(viii)      The Target has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the Form 5500 Annual Reports and non-discrimination testing results for the two most recent plan years, and all related trust agreements, insurance contracts and other funding agreements that implement each such Employee Benefit Plan.

(b)          With respect to each Employee Benefit Plan that any Company (or any entity treated as a single employer with any Company for purposes of Code § 414) maintains or has maintained or to which any of them contributes, has contributed, or has been required to contribute or had any Liability:

(i)           No such Employee Benefit Plan that is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a “reportable event” (as defined in ERISA § 4043) as to which notices would be required to be filed with the PBGC. No Proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been commenced or, to the Knowledge of any Company, is threatened or anticipated.

(ii)          There has been no “prohibited transaction” (as defined in ERISA § 406 or Code § 4975) with respect to any such Employee Benefit Plan. No “fiduciary” (as defined in ERISA § 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No Proceeding with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any Company, threatened or anticipated. To the Knowledge of any Company, there is no basis for any such Proceeding. There are no pending, or to the Knowledge of any Company, threatened or anticipated claims with respect to any such Employee Benefit Plan other than routine claims for benefits.

(iii)         No Company has incurred and, to the Knowledge of any Company, no Company is reasonably likely to incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA § 4201) or under the Code with respect to any such Employee Benefit Plan that is an Employee Pension Benefit Plan.

(c)          No Company or any other member of the “controlled group” (as defined in Code § 1563) that includes any Company contributes, has contributed, has been required to contribute, or as a result of the Transactions will be required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA § 4201) under any Multiemployer Plan. No Company maintains or has maintained or contributes, has contributed, has been required to contribute, or as a result of the Transactions will be required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA).

4.22       Customers and Suppliers. With respect to the fiscal year most recently completed prior to the date hereof, Schedule 4.22 lists (a) the ten largest (by dollar volume) customers of each Company during such period (showing the dollar volume for each) and (b) the ten largest (by dollar volume) suppliers of each Company during such period (showing the dollar volume for each). Since the Balance Sheet Date, no customer or supplier listed on Schedule 4.22 has notified any Company of a likely decrease in the volume of purchases from or sales to the Companies, or a decrease in the price that any such customer is willing to pay for products or services of the Companies, or an increase in the price that any such supplier will charge for products or services sold to the Companies, or of the bankruptcy or liquidation of any such customer or supplier.

4.23       Transactions with Related Persons. Except as set forth in Schedule 4.23, for the past five years which includes a period of time before organization of the Target on

February 4, 2006 as a limited liability company, neither any member, shareholder, officer, director or employee of any Company nor any Related Person of any the foregoing has (a) owned any interest in any asset used in the business of any Company, (b) been involved in any business or transaction with any Company or (c) engaged in competition with any Company. Except as set forth in Schedule 4.23, neither any member, shareholder, officer, director or employee of any Company nor any Related Person of any of the foregoing (i) is a party to any Contract with, or has any claim or right against, any Company or (ii) has any Indebtedness owing to any Company. Except as set forth in Schedule 4.23, no Company (A) has any claim or right against any member, shareholder, officer, director or employee of any Company or any Related Person of any of the foregoing or (B) has any Indebtedness owing to any shareholder, officer, director or employee of any Company or any Related Person of any of the foregoing.

4.24       Capital Expenditures. Attached to Schedule 4.24 are (a) a list of each Company’s capital expenditures in excess of $5,000 for each Company’s prior fiscal year and the current fiscal year through the Interim Balance Sheet Date and (b) each Company’s budget for capital expenditures for its current fiscal year and the following fiscal year. Except as set forth on Schedule 4.24, there are no capital expenditures that any Company currently plans to make or anticipates will need to be made during its current fiscal year or the following fiscal year in order to comply with existing Laws or to continue operating the business of such Company following the Closing in the manner currently conducted by such Company. No Company has foregone or otherwise materially altered any planned capital expenditure as a result of the Sellers’ or the Target’s decisions to enter into the Transactions or otherwise sell or dispose of the business of any Company.

4.25       Insurance. Schedule 4.25 sets forth the following information with respect to each insurance policy (collectively, the “Insurance Policies”) to which any Company is a party, a named insured, covered or otherwise the beneficiary of coverage: the name of the insurer, the policy number, the name of the policyholder, the period of coverage, and the amount of coverage. The Target has delivered to the Buyer true and complete copies of each Insurance Policy and each pending application of any Company for any insurance policy. All premiums relating to the Insurance Policies have been timely paid. Schedule 4.25 describes any self-insurance arrangements affecting any Company. Each Company has been covered during the past ten years or such lesser period that it has been in business by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period and in compliance with all applicable laws. The Companies are in compliance with all obligations relating to insurance created by Law or any Contract to which any Company is a party. The Companies have delivered or made available to the Buyer copies of loss runs and outstanding claims as of a recent date with respect to each Insurance Policy.

4.26       No Brokers’ Fees. No Company has any Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions.

4.27       Disclosure. To the Knowledge of any Company, there is no impending change in any Company’s business, competitors, relations with employees, suppliers or customers, or in any Laws affecting any Company’s businesses that (a) has not been disclosed in the Schedules to the representations and warranties in this Article IV and (b) has resulted in or is reasonably likely to result in any Material Adverse Effect.

4.28      Investment Intent. Each Seller is acquiring the Buyer’s Base Amount Shares hereunder for its own account and not with a view to distribution of such shares in violation of the Securities Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Sellers as follows:

5.1          Organization and Authority. The Buyer is a newly formed corporation and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party and the performance by the Buyer of the Transactions have been duly approved by all requisite corporate action of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of this Agreement. Upon the execution and delivery by the Buyer of each Transaction Document to which the Buyer is a party, such Transaction Document will constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with the terms of such Transaction Document.

5.2          No Conflicts. Neither the execution and delivery of this Agreement nor the performance of the Transactions will, directly or indirectly, with or without notice or lapse of time: (a) violate any Law to which the Buyer is subject; (b) violate any Organizational Document of the Buyer; or (c) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, any Contract to which the Buyer is a party or by which the Buyer is bound or the performance of which is guaranteed by the Buyer. Other than HSR Act filings to the extent applicable, the Buyer need not notify, make any filing with, or obtain any Consent of, any Person in order to perform the Transactions.

5.3          Litigation. There is no Proceeding pending or, to the Knowledge of the Buyer, threatened or anticipated against the Buyer relating to or affecting the Transactions.

5.4          No Brokers’ Fees. The Buyer has no Liability for any fee, commission or payment to any broker, finder or agent with respect to the Transactions for which any Seller could be liable.

5.5          Investment Intent. The Buyer is acquiring the Units of Membership Interests purchased hereunder for its own account and not with a view to distribution of such Shares in violation of the Securities Act.

5.6        Share Ownership. Immediately prior to the Closing Date, all of the issued and outstanding shares of the common stock of Buyer shall not exceed 10,000,000 shares. As a result of Sellers receiving the Share Amount and Clayton Livengood receiving his 2,782,000 shares as a consultant (see Exhibit D), as of the Closing Date, Sellers and Clayton Livengood shall own the following percentage of the issued and outstanding shares of common stock of Buyer: (i) S. Livengood – 8.5%, (ii) Harnar – 2.0% and (iii) Clayton Livengood – 19.5%. Fred Berndt shall also own at the Closing Date, 1,000,000 shares of Series A Preferred Stock with the voting rights equivalent to 11,000,000 common shares. These shares of Series A Preferred Stock shall have no conversion rights into common stock, no dividend rights and no other preferential rights as to common stock.

ARTICLE VI

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date hereof and the Closing.

6.1          Best Efforts. Each Party will use its best efforts to take all actions necessary, proper or advisable in order to perform the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article VII).

6.2          Approvals and Consents. As promptly as practicable after the date hereof, each Party will, and the Sellers and the Target will cause each Company to, make all filings required by Law to be made by them in order to perform the Transactions contemplated to be performed on or before the Closing Date, including all applicable HSR Act filings. Each Party will, and the Sellers and the Target will cause each Company to, cooperate with the other Parties and their respective Representatives with respect to all filings that such other Parties make in connection with the Transactions. As promptly as practicable after the date hereof, the Sellers and the Target will cause each Company to solicit the Consents set forth with respect to such Company on Schedule 4.4, but not prior to the Buyer’s approval of the form and substance of each such Consent, which approval will not be unreasonably withheld or delayed. The Sellers and the Target will cause each Company to use its best efforts (at the Target’s expense) , and the Buyer will cooperate in all reasonable respects with the Sellers and the Companies, to obtain all such Consents; provided, however, that such cooperation will not include any requirement to pay any consideration, to agree to any undertaking or modification to a Contract or Permit or to offer or grant any financial accommodation not required by the terms of such Contract or Permit.

6.3          Operation of Business. The Sellers and the Target will, and will cause each Company to: (a) conduct the business of each Company only in the ordinary course of business; (b) use their best efforts to maintain the businesses, properties, physical facilities and operations of each Company, preserve intact the current business organization of each Company, keep available the services of the current officers, employees and agents of each Company, and maintain the relations and goodwill with suppliers, customers, lessors, licensors, lenders, creditors, employees, agents and others having business relationships with any Company; (c) confer with the Buyer concerning matters of a material nature to any Company; (d) confer with the Buyer with respect to, and provide the Buyer with copies of, Tax Returns before filing and refrain from making any material new election with respect to Taxes; and (e) deliver to the Buyer monthly financial statements of the Companies as they become available to the Target and otherwise report periodically to the Buyer concerning the status of the businesses, operations and finances of each Company. The Sellers and the Target will not, and will cause each Company not to, engage in any practice, take any action, fail to take any action, or enter into any transaction as a result of which any change or event listed in Section 4.6 is likely to or does occur.

6.4          Full Access. The Sellers and the Target will, and will cause each Company and its Representatives to, (a) permit the Buyer and its Representatives to have full access to all premises, properties, personnel (including the opportunity to discuss the affairs of the Companies with such personnel), books, records, Contracts, documents and data of or pertaining to each Company, (b) furnish the Buyer and its Representatives with copies of all such books, records, Tax Returns, Contracts, documents and data as the Buyer may reasonably request, (c) furnish the Buyer and its Representatives with such additional financial, operating, and other data and information (including compilations and analyses thereof) as the Buyer may reasonably request and (d) afford the Buyer and its Representatives full access to perform appropriate environmental inspections, including a “Phase I” environmental inspection, on all Real Property. Notwithstanding the foregoing, neither Sellers nor the Company shall be obligated to provide to Buyer nor its Buyer’s Representatives nor shall Buyer nor Buyer’s Representatives be entitle to receive any additional information regarding the Technology prior to the conclusion of the Closing.

6.5          Notice of Developments. The Sellers and the Target will immediately notify the Buyer in writing of (a) any fact or condition existing prior to or on the date hereof that constitutes a breach of any representation or warranty of any Seller or the Target in this Agreement and (b) any fact or condition developing after the date hereof that would constitute a breach of any representation or warranty of any Seller or the Target in this Agreement if such representation or warranty were made on the date of the occurrence or discovery of such fact or condition.

6.6          Exclusivity. Each Seller and the Target agrees that it will not, and will cause its Representatives, each Company, and each Company’s Representatives not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than the Buyer and its Affiliates and Representatives) relating to any transaction involving the sale of any equity interest or assets (other than the sale of Inventory in the ordinary course of business) of any Company or any acquisition, divestiture, merger, share exchange, consolidation, business combination, recapitalization, redemption, financing or similar transaction involving any Company (in each case, an “Acquisition Proposal”); or (b) participate in any discussion or negotiation regarding, furnish any inform ation with respect to, assist or participate in, or facilitate in any other manner any Acquisition Proposal. If any Person makes an Acquisition Proposal, the Sellers and the Target will immediately notify the Buyer of such Acquisition Proposal and all related details. Each Seller agrees not to vote its Shares in favor of any transaction associated with an Acquisition Proposal.

6.7          Confidentiality, Press Releases and Public Announcements. Each Party will, and will cause its respective Representatives to, and the Sellers and the Target will cause each Company and its Representatives to, maintain in confidence all information received from another Party, a Company or a Representative of another Party or a Company in connection with this Agreement or the Transactions (including the existence and terms of this Agreement and the Transactions) and use such information solely to evaluate the Transactions, unless (a) such information is already known to the receiving Party or its Representatives, (b) such information is subsequently disclosed to the receiving Party or its Representatives by a third party that, to the Knowledge of the receiving Party, is not bound by a duty of confidentiality, (c) such information becomes publicly available through no fault of the receiving Party, (d) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the performance of the Transactions (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure) or (e) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any Proceeding, Law or any listing or trading agreement concerning its publicly-traded securities (in which case the receiving Party will use its best efforts to advise the other Parties prior to making the disclosure). No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers’ Representative; provided, however, that any Party may make any public disclosure it believes in good faith is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case such Party will use its best efforts to advise the other Parties prior to making the disclosure). The Sellers and the Buyer will consult with each other concerning the means by which any employee, customer or supplier of any Company or any other Person having any business relationship with any Company will be informed of the Transactions, and the Buyer will have the right to be present for any such communication.

6.8        Closing Balance Sheet. No later than three Business Days prior to the Closing Date, the Sellers’ Representative will deliver to the Buyer a good faith, written estimate of the (“Closing Balance Sheet”) and an A/P Amount list of all Liabilities of the Company which shall not exceed $185,000 in the aggregate, without thr prior written consent of the Buyer, together with supporting work papers, payoff letters and any other related documentation requested by the Buyer.

ARTICLE VII

CLOSING CONDITIONS

7.1          Conditions to the Buyer’s Obligations. The Buyer’s obligation to perform the Transactions contemplated to be performed on or before the Closing Date is subject to satisfaction, or written waiver by the Buyer, of each of the following conditions:

(a)          (i) all of the representations and warranties of each Seller in Article III must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) each Seller must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) each Seller must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming satisfaction, with respect to such Seller, of the conditions in clauses (i) and (ii) above; provided, however, that such certificate, for purposes of the obligations under Article X, will certify that all of the representations and warranties of such Seller in Article III are accurate in all respects as if made on the Closing Date;

(b)          (i) all of the representations and warranties of the Target and the Sellers in this Agreement (other than Article III) must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, except in each case to the extent any such representation or warranty contains a materiality qualification, in which case such representation or warranty must have been and must be accurate in all respects, (ii) the Target must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing and (iii) the Sellers must deliver to the Buyer at the Closing a certificate, in form and substance reasonably satisfactory to the Buyer, confirming satisfaction of the conditions in clauses (i) and (ii) above and in Sections 7.1(e) and 7.1(i); provided, however, that such certificate, for purposes of the obligations under Article X, will certify that all of the representations and warranties of the Target in this Agreement (other than Article III) are accurate in all respects as if made on the Closing Date;

(c)          each of the following documents must have been delivered to the Buyer and dated as of the Closing Date (unless otherwise indicated):

(i)           An assignment of Unit Membership Interests executed by each Seller and dated as of the Closing Date evidencing the sale of Units being sold by each Seller to Buyer in form and substance reasonably satisfactory to the Buyer, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to the Buyer;

(ii)          the minute books and capital ledger of each Company;

(iii)         the Non-Compete Agreements, executed by each Seller and Clayton Livengood;

(iv)         the Employment Agreement, executed by Harnar;

(v)          signed resignations of each officer and, if applicable, each director of each Company, in form and substance reasonably satisfactory to the Buyer, together with an amended Operating Agreement in form satisfactory to Buyer;

(vi)         executed releases from each Seller and Clayton Livengood and each officer (and, if applicable, director) of each Company, in form and substance reasonably satisfactory to the Buyer;

(vii)       upon request of Buyer, payoff letters with respect to the Funded Debt, dated as of the Closing Date or within a reasonable time prior to the Closing Date, and all documentation necessary or desirable to obtain releases of all Encumbrances related to the Funded Debt, including appropriate UCC termination statements, in each case in form and substance reasonably satisfactory to the Buyer;

(viii)      a certificate of the secretary of each Company, in form and substance reasonably satisfactory to the Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the articles or certificate of incorporation of such Company certified as of a recent date by the Secretary of State of such Company’s state of incorporation and the bylaws of such Company, (2) to the extent applicable, resolutions duly adopted by the members and board of directors and stockholders of such Company authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of such Company from such Company’s state of incorporation and a certificate of existence or good standing as of a recent date of such Company from each state in which it is qualified to conduct business, (B) the resolutions referenced in subsection (A)(2) are still in effect and (C) nothing has occurred since the date of the issuance of the certificate(s) referenced in subsection (A)(3) that would adversely affect such Company’s existence or good standing in any such jurisdiction;

(ix)         all consents to the Transactions shall be obtained by the Sellers in form and substance reasonably satisfactory to the Buyer;

(x)          a certification of each Seller’s non-foreign status as set forth in Treasury Regulation § 1445-2(b);

(xi)         the documents required by Section 2.2; and

(xii)        such other documents as the Buyer may reasonably request for the purpose of (A) evidencing the accuracy of the Sellers’ and the Target’s representations and warranties, (B) evidencing the Sellers’ and the Target’s performance of, and compliance with, any covenant or agreement required to be performed or complied with by the Sellers and the Target, (C) evidencing the satisfaction of any condition referred to in this Section 7.1 or (D) otherwise facilitating the performance of the Transactions.

(d)          all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated and each other Consent listed in Schedule 4.4 must have been obtained, delivered to the Buyer, be in full force and effect and be in the form approved by the Buyer pursuant to Section 6.2;

(e)          since the date hereof, there must not have been an event that has caused a Material Adverse Effect or could reasonably be expected to result in a Material Adverse Effect;

(f)           there must not be any Proceeding pending or threatened against the Buyer or any of its Affiliates that (i) challenges or seeks damages or other relief in connection with any of the Transactions or (ii) may have the effect of preventing, delaying, making illegal or interfering with any of the Transactions;

(g)           the performance of the Transactions must not, directly or indirectly, with or without notice or lapse of time, violate any Law; and

(h)          the Buyer must have received the cash proceeds of the financing transactions necessary to perform the Transactions to be performed on the Closing Date and to fund the working capital requirements of the Companies after the Closing, on terms and conditions satisfactory to the Buyer; and

(i)           all Indebtedness owed to any Company by any Seller or any Related Person of any Seller must have been paid in full by such Person.

7.2          Conditions to the Sellers’ Obligations. The Sellers’ obligations to perform the Transactions contemplated to be performed on or before the Closing Date are subject to satisfaction, or written waiver by the Sellers’ Representative, of the following conditions:

(a)          (i)          all of the representations and warranties of the Buyer in this Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date, (ii) the Buyer must have performed and complied with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing, and (iii) the Buyer must deliver to the Sellers’ Representative at the Closing a certificate, in form and substance reasonably satisfactory to the Sellers’ Representative, confirming satisfaction of the conditions in clauses (i) and (ii) above; provided, however, that such certificate, for purposes of the obligations under Article X, will certify that all of the representations and warr anties of the Buyer in this Agreement are accurate in all respects as if made on the Closing Date;

(b)          each of the following documents must have been delivered to the Sellers’ Representative:

(i)           the Sellers’ Employment Agreements, executed by the Buyer or a Company, as applicable;

(iii)         the Consulting Agreement, executed by the Company;

(iv)         the Stockholders Agreement, executed by Fred C. Berndt and the Sellers; and,

(v)          confirmation that the Cash Amount due to Sellers and the A/P Amount as required in this Agreement shall be satisfied as part of the transactions that occur as part of the Closing.

(c)          all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise been terminated; and

(d)          the sale of the Units of Membership Interests by the Sellers to the Buyer will not violate any Law.

In the event that Buyer does not satisfy the foregoing obligations on or before the Closing Date due to no fault of Sellers or Target, Sellers will be damaged in an amount that cannot be accurately determined. As such, as liquidated damages, the Purchase Price will increase by a Cash Amount equal to the product of $700 and the number of days after the Closing Date before Buyer has satisfied the foregoing obligations (For example, if Buyer does not satisfy its obligations until 3 days after the Closing Date, the Purchase Price will increase by the amount of $2,100.)

ARTICLE VIII

TERMINATION

8.1          Termination Events. This Agreement may, by written notice given to the non-terminating Parties prior to the Closing, be terminated:

(a)          by (i) the Buyer, if any representation or warranty made by any Seller or the Target is inaccurate in any material respect or any Seller or the Target has breached any covenant or agreement in this Agreement in any material respect or (ii) the Sellers’ Representative, if any representation or warranty made by the Buyer is inaccurate in any material respect or the Buyer has breached any covenant or agreement in this Agreement in any material respect;

(b)          by (i) the Buyer, if any condition in Section 7.1 has not been satisfied or waived in writing by July 31, 2007 or if satisfaction of any such condition is or becomes impossible (in either case, for reasons other than the failure of the Buyer to comply with its obligations under this Agreement) or (ii) the Sellers’ Representative, if any condition in Section 7.2 has not been satisfied or waived in writing by July 31, 2007 or if satisfaction of any such condition is or becomes impossible (other than through the failure of any Seller or the Target to comply with such Party’s obligations under this Agreement); or

(c)          by mutual consent of the Buyer and the Sellers’ Representative.

8.2          Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Section 6.7 (confidentiality) and Article XI (miscellaneous) will survive the termination. Nothing in this Article VIII will release any Party from any Liability for any breach of any representation, warranty, covenant or agreement in this Agreement.

ARTICLE IX

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

9.1          Litigation Support. If any Party is evaluating, pursuing, contesting or defending against any Proceeding in connection with (a) any Transaction or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Company, then upon the request of such party each other Party will cooperate with the requesting Party and its counsel in the evaluation, pursuit, contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection therewith. The requesting Party will reimburse each other Party for its out-of-pocket expenses related to such cooperation (unless the requesting Party is entitled to indemnification therefor under Section 10.1 without regard to Section 10.4).

9.2          Transition. No Seller will take any action that is designed or intended to have the effect of discouraging any lessor, lessee, employee, Governmental Body, licensor, licensee, customer, supplier or other business associate of any Company from maintaining the same relationships with the Companies after the Closing as it maintained with the Companies prior to the Closing. Each Seller will refer all inquiries relating to the businesses of the Companies to the Buyer from and after the Closing.

9.3          Confidentiality. Each Seller will, and will cause its Affiliates and Representatives to, maintain the confidentiality of the Confidential Information at all times, and will not, directly or indirectly, use any Confidential Information for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information to any Person other than authorized Representatives of the Buyer, except in connection with this Agreement or with the prior written consent of the Buyer. The covenants in this Section 9.3 will not apply to Confidential Information that (a) is or becomes available to the general public through no breach of this Agreement by such Seller or any of its Affiliates or Representatives or, to the Knowledge of such Seller, breach by any other Person of a duty of confidentiality to the Buyer or (b) such Seller is required to disclose by applicable Law; provided, however, that such Seller will notify the Buyer in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Buyer to limit the scope of such disclosure. At any time that the Buyer may request, each Seller will, and will cause its Affiliates and Representatives to, turn over or return to the Buyer all Confidential Information in any form (including all copies and reproductions thereof) in their possession or control.

9.4          Payment of Expenses of the Company. Promptly after the conclusion of the Closing, Buyer shall cause the Company to satisfy all of the obligations of the Company that remain outstanding as of the Closing Date.

ARTICLE X

INDEMNIFICATION

10.1       Indemnification by the Sellers. After the Closing and subject to the terms and conditions of this Article X:

(a)          Each Seller, severally and not jointly, will indemnify and hold harmless the Buyer, the Companies and their respective Affiliates (other than the Sellers) and Representatives (other than the Sellers) from, and pay and reimburse the Buyer, the Companies and their respective Affiliates (other than the Sellers) and Representatives (other than the Sellers) for, all Losses, directly or indirectly, relating to or arising from: (i) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by such Seller in Article III or in the Closing Balance Sheet as described in Section 6.8; (ii) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of the certificate delivered by such Seller pursuant to Section 7.1(a); or (iii) any breach of any covenant or agreement of such Seller in this Agreement.

(b)          The Sellers, jointly and severally, will indemnify and hold harmless the Buyer, the Companies and their respective Affiliates (other than the Sellers) and Representatives (other than the Sellers) from, and pay and reimburse the Buyer, the Companies and their respective Affiliates (other than the Sellers) and Representatives (other than the Sellers) for, all Losses, directly or indirectly, relating to or arising from: (i) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Sellers or the Target in this Agreement (other than in Article III); (ii) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any certificate delivered pursuant to Section 7.1 (other than Section 7.1(a)); (iii) any breach of any covenant or agreement of the Target in this Agreement; (iv) any claim by any Seller or any Person claiming through or on behalf of such Seller arising out of or relating to any act or omission by the Buyer or any other Person in reliance upon instructions from or notices given by the Sellers’ Representative; or (v) any matter set forth on Schedule 10.1.

10.2       Indemnification by the Buyer. After the Closing, subject to the terms and conditions of this Article X, the Buyer will indemnify and hold harmless the Sellers from, and pay and reimburse the Sellers for, all Losses, directly or indirectly, relating to or arising from: (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by the Buyer in this Agreement or pursuant to the certificate delivered by the Buyer pursuant to Section 7.2; or (b) any breach of any covenant or agreement of the Buyer in this Agreement.

10.3       Survival and Time Limitations. All representations, warranties, covenants and agreements of the Buyer and the Sellers in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. All representations, warranties, covenants and agreements of the Target in this Agreement or any other certificate or document delivered pursuant to this Agreement will not survive the Closing. If the Closing occurs, the Sellers will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Buyer notifies the Sellers’ Representative of such a claim on or before the date two years after the Closing Date; provided, however, that (a) any claim relating to Section 4.19 (environmental) or 4.21 (employee benefits) may be made at any time until the date five years after the Closing Date, (b) any claim relating to Section 4.15 (taxes) may be made at any time until the date 90 days after the expiration of the applicable statute or period of limitations (including any extension of such statute or period of limitations) and (c) any claim relating to Article III (the Sellers) or Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts) or 4.8 (title to assets), fraud, or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Closing occurs, the Buyer will have no Liability with respect to any claim for any breach or inaccuracy of any representation or warranty in this Agreement or any other certificate or document delivered pursuant to this Agreement, or any covenant or agreement in this Agreement to be performed and complied with prior to the Closing Date, unless the Sellers’ Representative notifies the Buyer of such a claim on or before the date three years after the Closing Date; provided, however, that any claim relating to fraud or any covenant or agreement to be performed or complied with at or after the Closing may be made at any time without any time limitation. If the Buyer or the Sellers’ Representative, as applicable, provides proper notice of a claim within the applicable time period set forth above, liability for such claim will continue until such claim is resolved.

10.4       Limitations on Indemnification by the Sellers. The Sellers will have no Liability with respect to the matters described in Section 10.1(b)(i) until the total of all Losses with respect to such matters exceeds $15,000 (the “Basket”), at which point the Sellers will be obligated to indemnify for all Losses, to the extent the Losses exceed the amount of the Basket; provided, however, that any claim relating to Section 4.1 (organization), 4.2 (capitalization), 4.3 (authority), 4.4 (conflicts), 4.8 (title to assets), 4.10 (accounts receivable), 4.11 (inventory), 4.15 (taxes), 4.19 (environmental), 4.21 (employee benefits) or 4.26 (brokers) will not be subject to or counted towards the Basket. This Section 10.4 will not apply to any fraudulent or intentional breach of any representation or warranty.

10.5       Claims Against the Companies. Following the Closing, the Sellers may not assert, directly or indirectly, and hereby waive, any claim, whether for indemnification, contribution, subrogation or otherwise, against any Company with respect to any act, omission, condition or event occurring or existing prior to or on the Closing Date or any obligation of the Sellers under Section 10.1. Each Seller agrees not to make, directly or indirectly, and hereby waives, any claim for indemnification against any Company by reason of the fact that such Seller was a stockholder, director, officer, employee or agent of any Company or was serving at the request of any Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any Proceeding brought by the Buyer or any Company against such Seller or any Affiliate thereof (whether such Proceeding is pursuant to this Agreement or otherwise).

10.6       Manner of Payment. The Buyer may set off any amount to which it or any Company may be entitled under this Article X against any amount otherwise payable by any Company, the Buyer or any of their respective Affiliates to any Seller. The exercise of such set-off right in good faith will not constitute a breach or event of default under any Contract relating to any amount against which the set-off is applied. If the Buyer does not exercise this right of set-off, the Buyer will seek payment of such amount from the Escrow Funds until such funds are exhausted and then may seek payment directly from the Sellers.

10.7       Third-Party Claims.

(a)          If a third party commences a lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article X, then the Indemnified Party must notify the Indemnifying Party (or the Sellers’ Representative, in the case of the Sellers) thereof in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure to notify the Indemnifying Party or deliver copies will not relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced by such failure.

(b)          Upon receipt of the notice described in Section (a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-

Party Claim with counsel reasonably satisfactory to the Indemnified Party so long as (i) within ten days after receipt of such notice, the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will, subject to the limitations of Section 10.4, indemnify the Indemnified Party from and against any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party is not a party to the Proceeding or the Indemnified Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation, (iv) the Third-Party Claim does not involve, and is not likely to involve, any claim by any Governmental Body, (v) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (vi) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently and (viii) the Indemnifying Party keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnified Party to participate in the defense of the Third-Party Claim.

(c)          So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.7(b), (i) the Indemnifying Party will not be responsible for any attorneys’ fees incurred by the Indemnified Party regarding the Third-Party Claim (other than attorneys’ fees incurred prior to the Indemnifying Party’s assumption of the defense pursuant to Section 10.7(b)) and (ii) neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be withheld unreasonably. If the Indemnified Party desires to consent to the entry of judgment with respect to or to settle a Third-Party Claim but the Indemnifying Party refuses, then the Indemnifying Party will be responsible for all Losses with respect to such Third-Party Claim, without giving effect to the Basket.

(d)          If any condition in Section 10.7(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including attorneys’ fees and expenses, and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Article X.

10.8       Other Indemnification Matters. Any claim for indemnification under this Article X must be asserted by providing written notice to the Sellers’ Representative (or the Buyer, in the case of a claim by any Seller) specifying the factual basis of the claim in reasonable detail to the extent then known by the Person asserting the claim. All indemnification payments under this Article X will be deemed adjustments to the Purchase Price. The right to indemnification will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the date hereof, with respect to any representation, warranty, covenant or agreement in this Agreement. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE X WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION OR ITS AFFILIATES. THE WAIVER OF ANY CONDITION BASED ON THE ACCURACY OF ANY REPRESENTATION OR WARRANTY, OR ON THE PERFORMANCE OF OR COMPLIANCE WITH ANY COVENANT OR AGREEMENT, WILL NOT AFFECT THE RIGHT TO INDEMNIFICATION, PAYMENT OF DAMAGES, OR OTHER REMEDY BASED ON ANY SUCH REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT. If any Seller liquidates or dissolves at any time when any Liability of such Seller with respect to this Article X may thereafter arise or be determined, then at the time of such liquidation or dissolution, such Seller will cause its shareholders, members, partners or other equity holders or distributees of such Seller’s assets, as the case may be, to take such assets subject to such Liabilities ratably in proportion to the assets received; provided, however, that the failure on behalf of any Seller to comply with the covenant set forth in this sentence will in no way reduce such Seller’s obligations in this Agreement.

10.9       Exclusive Remedy. After the Closing, this Article X will provide the exclusive legal remedy for the matters covered by this Article X, except for claims based upon fraud. This Article X will not affect any remedy any Party may have under this Agreement prior to the Closing or upon termination of this Agreement or any equitable remedy available to any Party.

ARTICLE XI

TAX MATTERS

The following provisions will govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:

11.1       Tax Periods Ending on or Before the Closing Date. The Buyer will prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Companies for all Tax periods ending on or prior to the Closing Date that are filed after the Closing Date. The Buyer will permit the Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Seller will reimburse the Buyer for Taxes of the Companies with respect to such periods within 15 days after payment by the Buyer or the Companies of such Taxes to the extent such Taxes are not reflected in the Closing Balance Sheet as a reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and taken into account in the Working Capital calculation.

11.2       Tax Periods Beginning Before and Ending After the Closing Date. The Buyer will prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns for the Companies for Tax periods that begin before the Closing Date and end after the Closing Date. The Buyer will permit the Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Sellers will pay to the Buyer within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the Closing Balance Sheet as a reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and taken into account in the Working Capital calculation. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Taxable period ending on the Closing Date will (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to equal the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (b) in the case of any Tax based upon or related to income or receipts, be deemed to equal the amount that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the Companies.

11.3       Cooperation on Tax Matters. The Buyer and the Sellers will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns pursuant to this Article and any Proceeding related thereto. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers agree that the Companies will retain all books and records with respect to Tax matters pertinent to the Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute or period of limitations of the respective Taxable periods. The Buyer and the Sellers further agree, upon the other party’s request, to provide the other party with all information that either party may be required to report pursuant to Code § 6043(c).

11.4       Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Transactions will be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE XII

MISCELLANEOUS

12.1       Further Assurances. Each Party agrees to furnish upon request to any other Party such further information, to execute and deliver to any other Party such other documents, and to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of the Transaction Documents.

12.2       No Third-Party Beneficiaries. This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, as expressly set forth in this Agreement, any Indemnified Party.

12.3       Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of the Transaction Documents and supersede all prior agreements (whether written or oral and whether express or implied) among any Parties to the extent related to the subject matter of the Transaction Documents (including any letter of intent or confidentiality agreement).

12.4       Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Seller may assign, delegate or otherwise transfer (whether by operation of law or otherwise) any of such Seller’s rights, interests or obligations in this Agreement without the prior written approval of the Buyer. The Buyer may assign any or all of its rights or interests, or delegate any or all of its obligations, in this Agreement to (a) any successor to the Buyer, any successor to any Company, or any acquirer of a material portion of the businesses or assets of the Buyer or any Company, (b) one or more of the Buyer’s Affiliates or (c) any lender to the Buyer or any Company as security for obligations to such lender.

12.5       Counterparts. This Agreement may be executed by the Parties in multiple counterparts and shall be effective as of the date set forth above when each Party shall have executed and delivered a counterpart hereof, whether or not the same counterpart is executed and delivered by each Party. When so executed and delivered, each such counterpart shall be deemed an original and all such counterparts shall be deemed one and the same document. Transmission of images of signed signature pages by facsimile, e-mail or other electronic means shall have the same effect as the delivery of manually signed documents in person.

12.6       Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to another Party on the earliest of the date (a) three Business Days after such notice is sent by registered U.S. mail, return receipt requested, (b) one Business Day after receipt of confirmation if such notice is sent by facsimile, (c) one Business Day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (d) one Business Day after delivery of such notice in person and (e) such notice is received by that Party; in each case to the appropriate address below (or to such other address as a Party may designate by notice to the other Parties):

If to the Sellers’ Representative or any Seller (or to the Target prior to the Closing):

Susan K. Livengood, as the Sellers’ Representative

3619 Hope Road NW

Magnolia, Ohio 44643

Fax: 330-866-3720

Phone: 330-866-3664

with a copy to:

Roetzel & Andress

222 South Main Street

Akron OH 44308

Fax: 330-376-4577

Phone: 330-849-6702

Attn: Frederick W. Leffler, Esq.

If to the Buyer:

11 Good Energy, Inc.

4450 Belden village Street N.W., Suite 800

Canton, OH 44718

Fax: to be provided promptly upon written request after
      establishing an office fax prior to the Closing Date.

Phone: 330-685-4567

Attn: Fred C. Berndt

with a copy to:

Morse & Morse, PLLC

1400 Old Country Road, Suite 302

Westbury, NY 11590

Fax: 516-487-1452

Phone: 516-487-1446

Attn: Steven Morse, Esq.

12.7       JURISDICTION; SERVICE OF PROCESS. EACH PARTY (A) CONSENTS TO THE PERSONAL JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN SUMMIT COUNTY, OHIO (AND ANY CORRESPONDING APPELLATE COURT) IN ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS AND (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT IN ANY OTHER COURT OR FORUM. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD. EACH SELLER IRREVOCABLY APPOINTS SUSAN K. LIVENGOOD AS SUCH SELLER'S AGENT IN THE STATE OF OHIO TO RECEIVE ON SUCH SELLER'S BEHALF SERVICE OF THE

SUMMONS AND COMPLAINT AND ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY SUCH PROCEEDING.

12.8       Governing Law. This Agreement will be governed by the laws of the State of Ohio without giving effect to any choice or conflict of law principles of any jurisdiction.

12.9       Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Buyer and the Sellers’ Representative. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party (or the Sellers’ Representative, in the case of a waiver by any or all Sellers). The failure of a Party at any time to require performance of any provision of this Agreement will not affect such Party’s rights at a later time to enforce such provision. No waiver by any Party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

12.10     Severability. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11     Expenses. The Target will bear all expenses incurred by any Company or any Representative of any Company in connection with the Transactions contemplated to be performed before or on the Closing Date and such expenses will have been paid or accrued by the Target prior to the Closing Date. Each Seller will bear all expenses incurred by such Seller or any of its Representatives in connection with the Transactions contemplated to be performed before or on the Closing Date. Except as otherwise expressly provided in this Agreement, the Buyer will bear all expenses incurred by the Buyer or any of its Representatives in connection with the Transactions contemplated to be performed on or before the Closing Date. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

12.12     Construction. The article and section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Article or Section refers to the corresponding Article or Section of this Agreement. Any reference in this Agreement to any Schedule or Exhibit refers to the corresponding Schedule or Exhibit attached to this Agreement and all such Schedules and Exhibits are incorporated herein by reference. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision in this Agreement. Unless the context requires otherwise, any reference to any Law will be deemed also to refer to all amendments and successor provisions thereto and all rules and regulations promulgated thereunder, in each case as in effect as of the date hereof and the Closing Date. All accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP as in effect on the date hereof (unless another effective date is specified herein). The word “or” in this Agreement is disjunctive but not necessarily exclusive. All words in this Agreement will be construed to be of such gender or number as the circumstances require. References in this Agreement to time periods in terms of a certain number of days mean calendar days unless expressly stated herein to be Business Days. In interpreting and enforcing this Agreement, each representation and warranty will be given independent significance of fact and will not be deemed superseded or modified by any other such representation or warranty.

12.13     Specific Performance. Each Party acknowledges that the other Parties would be damaged irreparably and would have no adequate remedy of law if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction to prevent any breach of any provision of this Agreement and to enforce specifically any provision of this Agreement, in addition to any other remedy to which they may be entitled and without having to prove the inadequacy of any other remedy they may have at law or in equity and without being required to post bond or other security.

12.14     Time Is of the Essence. Time is of the essence with respect to all time periods and dates set forth herein.

12.15     Sellers’ Representative.

(a)          Each Seller, on behalf of such Seller and such Seller’s successors, heirs and permitted assigns, hereby appoints Susan K. Livengood as “Sellers’ Representative” as such Seller’s agent and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority (i) to perform the Transactions to be performed by the Sellers under this Agreement and the Escrow Agreement, (ii) to disburse any funds received hereunder to the Sellers, (iii) to execute and deliver on behalf of each Seller any amendment or waiver under this Agreement and to agree to resolution of all claims hereunder, (iv) to retain legal counsel and other professional services, at the expense of the Sellers, in connection with the performance by the Sellers’ Representative of this Agreement and (i) to do each and every act (including the execution and delivery of the certificates required by Section 7.1) and exercise all rights which such Seller is permitted or required to do or exercise under this Agreement and the Escrow Agreement. If the Sellers’ Representative resigns or is otherwise unable or unwilling to serve in such capacity, the Sellers that hold or held a majority of all of the Shares sold or to be sold hereunder will appoint a new Person to serve as the Sellers’ Representative and will provide prompt written notice thereof to the Buyer. Until such notice is received, the Buyer shall be entitled to rely on the actions and statements of the previous Sellers’ Representative. The power and authority granted hereunder will be exclusive and no Seller shall be entitled to exercise any right under this Agreement or the Escrow Agreement except through the Sellers’ Representative.

(b)          The appointment of the Sellers’ Representative as the attorney-in-fact for each Seller as set forth in this Section 12.15 and all authority hereby conferred are granted and conferred in consideration of the interest of the other Sellers, is therefore coupled with an interest and is and will be irrevocable and shall neither be terminated nor otherwise affected by any act of any Seller or by operation of law, whether by the death, dissolution, liquidation, incapacity or incompetence of such Seller or by the occurrence of any other event. If, after the execution of this Agreement, any Seller dies, dissolves or liquidates or becomes incapacitated or incompetent, the Sellers’ Representative is nevertheless authorized, empowered and directed to act in accordance with this Section 12.15 as if that death, dissolution, liquidation, incapacity or incompetency had not occurred and regardless of notice thereof. Each Seller agrees to execute such wills and documents as may be necessary and to give such instructions to his personal representatives as may be necessary so that its successors will remain subject to this Agreement and carry out the full intent and purposes hereof. Without limiting the generality of the foregoing, this Section 12.15 will not be affected by the subsequent incapacity or mental incompetency of any Seller, except as otherwise provided by applicable Ohio state law.

12.16     Disclaimer of Representations and Warranties. Buyer has conducted an independent investigation of the Technology, the financial condition of the Company, the results of the operation of the Company’s business, the Company’s assets and the Company’s liabilities (collectively, the “Investigated Items”). In making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely upon the results of such investigation and the representations, warranties, schedules, covenants and agreements of the Company and the Sellers that are expressly set forth in this Agreement. Such representations and warranties constitute the sole and exclusive representations and warranties of the Company and Sellers in connection with the transactions contemplated by this Agreement and the Investigated Items. Buyer understands that the neither the Company nor either of the Sellers make any representations or warranties with respect to any projections, forecasts or forward-looking information about the Company nor the Technology. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, BUYER IS (INDIRECTLY) ACCEPTING THE ASSETS AND LIABILITIES OF THE COMPANY ON AN “AS IS, WHERE IS BASIS”, AND THE COMPANY AND THE SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED. THE COMPANY AND THE SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE REGARDING ANY OF THE ASSETS OF THE COMPANY AND NO IMPLIED WARRANTIES WHATSOEVER. Without limiting the generality of the foregoing, Buyer is thoroughly familiar with the assets of the Company and the Technology and understand that the Company’s assets are being indirectly accepted “AS IS, WHERE IS” in their current condition and state of repair without any reduction in the Purchase Price or claim of any kind. Buyer acknowledges that neither the Company, either of the Sellers nor any of their representatives nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries, presentations or schedules heretofore made available by the Company nor either of the Sellers or their representatives to Buyer or any other information that is not included in this Agreement or the Schedules. Buyer also acknowledges that neither the Company, any of the Sellers nor any of their representatives nor any other person will have or be subject to any liability to any other person resulting from the distribution of any such information to, or use of any such information by any other person.

[The remainder of this page intentionally left blank. Signature page to follow.]

The Parties have executed and delivered this Stock Purchase Agreement as of the date first written above.

Buyer:

11 GOOD ENERGY, INC.

By:
Fred C. Berndt, President

Target:

11 GOOD’S ENERGY, LTD.

By:
Susan K. Livengood, President

Sellers:

Susan K. Livengood, Seller

Aaron R. Harnar, Seller

Seller’s Representative For purposes of accepting the appointment as the Sellers’ Representative hereunder:

Susan K. Livengood, as Seller’s Representative